REEDS JEWELERS ANNOUNCES THIRD QUARTER SALES AND EARNINGS

Wilmington, North Carolina, December 23, 2003 — Reeds Jewelers, Inc. (ASE: RJI) today announced net sales and earnings for the third fiscal quarter ended November 30, 2003.

Comparable store sales remained constant for the quarter ended November 30, 2003 compared to the same quarter of the prior year. The Company’s total net sales for the quarter decreased to $21,176,000 from $21,597,000, a 2% decrease, while operating an average of 5% fewer stores in the third quarter of the current fiscal year. Comparable store sales increased 1% during the first three quarters of the year. The Company’s total net sales for the nine months ended November 30, 2003, decreased to $60,221,000 from $61,570,000, a 2% decrease, while operating an average of 6% fewer stores in the first three quarters of the current year.

Gross margins were 49% during the quarter, down from 50% in the third quarter of last year. Year-to-date, gross margins were 49%, down from 50% for the first nine months last year. The decline in gross margins is primarily attributable to aggressive promotional pricing in order to gain market share and management’s commitment to improve inventory turns by rapidly marking down slower-moving inventory.

Selling, general, and administrative expenses increased $163,000 or 2% in the third quarter of this year compared to the same period a year ago. As a percentage of net sales SG&A was 51% and 49% for the quarters ended November 30, 2003 and 2002, respectively. Year-to-date selling, general, and administrative expenses decreased $149,000 or 1% from the same period in the prior year. SG&A as a percentage of net sales was 53% and 52% for the first nine months ended November 30, 2003 and 2002, respectively.

The average borrowings on the Company’s line of credit for the quarter decreased 4% over the same quarter last year. The Company’s effective pre-tax interest rate during the quarter was 4.9%, down from 5.6% for the same period in the previous year. As a result of these two factors, interest expense for the quarter was $337,000, 15% lower than the same quarter last year. The average borrowings on the Company’s line of credit for the nine months ended November 30, 2003 was 6% lower than the same nine months last year. The Company’s effective pre-tax interest rate during the first three quarters of the year dropped to 5.1% from 5.6% for the same period in the previous year. As a result, year-to-date interest expense was $957,000, 14% lower than the same period last year.

On June 22, 2003, the Company completed its exit from the state of Kansas resulting in an $86,000 year-to-date loss from disposal of discontinued operations, net of $0 tax benefit. The Kansas operations for the nine months ended November 30, 2003 resulted in a $125,000 loss from discontinued operations, net of $0 tax benefit. Discontinued operations for the three quarters ended November 30, 2002 is composed of a $105,000 loss, net of $62,000 tax benefit, relating to the Company’s exit from the state of Kansas and a loss of $126,000, net of $74,000 tax benefit, resulting from the Company’s exit from the state of Iowa.

Continuing operations for the third quarter of this year resulted in a $1,458,000 loss, net of $0 tax benefit, compared to a loss of $614,000, net of $361,000 tax benefit, for the same quarter last year. Continuing operations for the nine months ended November 30, 2003 resulted in a loss of $5,165,000, net of $0 tax benefit, compared to a loss of $2,889,000, net of $1,696,000 tax benefit, in the prior year comparative period. Total net loss for the quarter was $1,445,000 ($.17 per share), net of $0 tax benefit, compared to a net loss of $692,000 ($0.08 per share), net of $406,000 tax benefit, in the same period last year. Year-to-date net loss was $5,376,000 ($.0.63 per share), net of $0 tax benefit, compared to a net loss of $3,120,000 ($0.37 per share), net of $1,832,000 tax benefit, for the nine months ended November 30, 2002.

The Company has established valuation allowances against the deferred tax benefit from previous years’ losses. The Company does not expect its income tax expense for the current year to exceed the $1.1 million reserve against deferred tax assets. Therefore no income tax expense or benefit is reflected in the current year. The Company’s anticipated net effective tax rate was 0% and 37% in the first three quarters of fiscal 2004 and 2003, respectively.

Reeds Jewelers is a premier specialty retailer presently operating 91 stores in 18 states, primarily in the Southeast and Midwest, and markets online at www.reeds.com. Additional information on Reeds Jewelers, Inc. is available on the Internet at www.reeds.com.

REEDS JEWELERS, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended

	11/30/03	11/30/02	11/30/03	11/30/02

Net sales	$21,176	$21,597	$60,221	$61,570
Cost of sales	10,859	10,894	30,767	30,967

Gross profit	10,317	10,703	29,454	30,603

Selling, general, and administrative	10,832	10,669	31,855	32,004
Depreciation and amortization	606	611	1,807	1,806
Restructuring charge	0	0	0	270

Operating loss	(1,121)	(577)	(4,208)	(3,477)

Interest expense	337	398	957	1,108

Loss from continuing operations before income taxes	(1,458)	(975)	(5,165)	(4,585)

Income tax benefit	0	(361)	0	(1,696)

Loss from continuing operations	(1,458)	(614)	(5,165)	(2,889)

Loss from discontinued operations, net of applicable tax benefit of $0, $45, $0 and $136 respectively	0	(78)	(125)	(231)

Gain (loss) on disposal of discontinued operations, net of applicable tax benefit of $0, and $0 respectively	13	0	(86)	0

Net loss	($1,445)	($692)	($5,376)	($3,120)

Basic and diluted loss per share	($0.17)	($0.08)	($0.63)	($0.37)

Weighted average shares outstanding	8,476,372	8,476,372	8,476,372	8,476,372